Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Great Lakes Dredge & Dock Corporation of our report, dated February 29, 2016, on our audits of the financial statements of Amboy Aggregates Joint Venture and Subsidiaries as of December 31, 2015 and for the period from January 1, 2015 to June 30, 2015 (Going Concern Basis) and July 1, 2015 to December 31, 2015 (Liquidation Basis), which report is included in the annual report on Form 10-K of Great Lakes Dredge & Dock Corporation for the year ended December 31, 2016.

/s/ CohnReznick LLP

New York, New York

August 10, 2017